EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-106881) pertaining to the First Cash 401(k) Profit Sharing Plan of our report dated June 28, 2007, with respect to the financial statements and schedule of the First Cash 401(k) Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

/s/ Hein & Associates LLP

Dallas, Texas
June 26, 2008